Exhibit 99.1

Larimar Therapeutics Receives European Medicines Agency Priority Medicines (PRIME) Designation for CTI-1601 in Friedreich’s Ataxia

Bala Cynwyd, PA, May 20, 2021 – Larimar Therapeutics, Inc. (“Larimar”) (Nasdaq: LRMR), a clinical-stage biotechnology company focused on developing treatments for Friedreich’s ataxia (FA) and other complex rare diseases, today announced that the European Medicines Agency (EMA) has granted Priority Medicines (PRIME) designation to CTI-1601 for the treatment of FA. CTI-1601 is a recombinant fusion protein intended to deliver human frataxin into the mitochondria of patients with FA who are unable to produce enough of this essential protein.

The PRIME designation was based on positive data from Larimar’s nonclinical studies and Phase 1 clinical program in patients with FA. As announced last week, pharmacodynamic data from this program showed that daily subcutaneous injections of CTI-1601 at doses of 50 mg or 100 mg resulted in frataxin levels in peripheral tissues (buccal cells) that were at or in excess of those that would be expected in phenotypically normal heterozygous carriers. Safety data from the program indicated that repeated subcutaneous injections of CTI-1601 were generally well tolerated at doses up to 100 mg administered daily for 13 days.

“We are thrilled to receive this PRIME designation, which provides valuable regulatory benefits and important external validation for our Friedreich’s ataxia program,” said Carole Ben-Maimon, MD, President and Chief Executive Officer of Larimar. “Notably, we believe CTI-1601 is the only drug candidate to receive such a designation for the treatment of FA as well as the only clinical-stage candidate that we are aware of that is designed to address the root cause of the disease. We look forward to CTI-1601’s continued clinical development and to the planned initiations of our Jive open label extension and pediatric multiple-ascending dose trials, which are expected in the second half of the year.”

The PRIME program is designed to enhance support for the development of medicines that target an unmet medical need. Through PRIME, the EMA offers early and proactive support to medicine developers to optimize the generation of robust data on a medicine’s benefits and risks and enable accelerated assessment of medicines applications so that these medicines can reach patients earlier. To receive a PRIME designation, a product candidate must show its potential to benefit patients with unmet medical needs based on early clinical data or on compelling non-clinical data and tolerability data from initial clinical trials. For more information on the PRIME program visit the EMA website.

In addition to PRIME designation, CTI-1601 has also been granted Rare Pediatric Disease designation, Fast Track designation and Orphan Drug designation by the U.S. Food and Drug Administration and Orphan Drug Designation by the European Commission.

About CTI-1601

CTI-1601 is a recombinant fusion protein intended to deliver human frataxin into the mitochondria of patients with Friedreich’s ataxia who are unable to produce enough of this essential protein. Currently in Phase 1 clinical trials in the U.S., CTI-1601 has been granted Rare Pediatric Disease designation, Fast Track designation and Orphan Drug designation by the U.S. Food and Drug Administration (FDA), Orphan Drug Designation by the European Commission, and PRIME designation by the European Medicines Agency.

About Larimar Therapeutics

Larimar Therapeutics, Inc. (Nasdaq: LRMR), is a clinical-stage biotechnology company focused on developing treatments for complex rare diseases. Larimar’s lead compound, CTI-1601, is currently being evaluated in a Phase 1 clinical program in the U.S. as a potential treatment for FA. Larimar also plans to use its intracellular delivery platform to design other fusion proteins to target additional rare diseases characterized by deficiencies in intracellular bioactive compounds. For more information, please visit: https://larimartx.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on Larimar’s management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including but not limited to statements regarding Larimar’s ability to develop and commercialize CTI-1601 and other planned product candidates, Larimar’s planned research and development efforts, and other matters regarding Larimar’s business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, the success, cost and timing of Larimar’s product development activities, non-clinical studies and clinical trials, including CTI-1601 clinical milestones; that clinical trial results may differ from final clinical trial results, that earlier non-clinical and clinical data and testing of CTI-1601 may not be predictive of the results or success of clinical trials, and assessments; the ongoing impact of the COVID-19 pandemic on Larimar’s future clinical trials, manufacturing, regulatory and nonclinical study timelines, ability to raise additional capital and general economic conditions; Larimar’s ability to optimize and scale CTI-1601’s manufacturing process; Larimar’s ability to obtain regulatory approval for CTI-1601 and future product candidates; Larimar’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators, and to successfully commercialize any approved product candidates; Larimar’s ability to raise the necessary capital to conduct its product development activities; and other risks described in the filings made by the Larimar with the Securities and Exchange Commission (SEC), including but not limited to Larimar’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the SEC and available at www.sec.gov. These forward-looking statements are based on a combination of facts and factors currently known by Larimar and its projections of the future, about which it cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent views as of the date hereof. Larimar undertakes no obligation to update any forward-looking statements for any reason, except as required by law.

Investor Contact:	Company Contact:
Joyce Allaire	Michael Celano
LifeSci Advisors	Chief Financial Officer
jallaire@lifesciadvisors.com	mcelano@larimartx.com
(212) 915-2569	(484) 414-2715